Exhibit 2

Appendix 3E

Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and
selective buy-back)

14-Apr-05

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99.  Origin: rule 3.6, Appendix 7C.  Amended 30/9/2001.     7.5

27-May-04

Name of Entity	ABN
RINKER GROUP LIMITED	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	20 February 2004

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

/s/ Peter Abraham

		Before previous day	Previous day

3	Number of shares bought back or if buy-back is an equal access scheme, in relation to which acceptances have been received	4,836,028	450,000

4	Total consideration paid or payable for the shares	$40,803,121	$4,944,330

+ See chapter 19 for defined terms.

		Before previous day		Previous day

5	If buy-back is an on-market buy-back	highest price paid:	$11.46	highest price paid:	$11.00
		date:	14-Apr-05

		lowest price paid:	$7.50	lowest price paid:	$10.95
		date:	27-May-04

				highest price allowed under rule 7.33:	$11.8356

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an intention to buy back a maximum number of shares - the remaining number of shares to be bought back	89,213,421

Compliance statement

1.     The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.               There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:	/s/ Peter Abraham	Date:	18/4/05
(Company Secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.